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                                                                   Exhibit 99.1

                                            PRESS RELEASE

                                            For Information Contact:

                                            Murray Pitkowsky
                                            Senior VP and CFO
                                            Datascope Corp.
                                            14 Philips Parkway
                                            Montvale, NJ  07645
                                            (201) 307-5504

FOR IMMEDIATE RELEASE:
----------------------


             WILLIAM W. WYMAN JOINS DATASCOPE'S BOARD OF DIRECTORS
             -----------------------------------------------------


Montvale, New Jersey, May 19, 2005.....Datascope Corp. (NASDAQ: DSCP) announced today that William W. Wyman has been appointed to Datascope's Board of Directors.

Bill Wyman is a management consultant who, over a 19-year career at Booz, Allen & Hamilton, served as President of the Management Consulting Group, a member of the executive committee and a member of its Board of Directors. In 1984, Mr. Wyman left Booz, Allen to form his own consulting firm, Oliver, Wyman & Company, specializing in management consulting to large financial institutions. In 1995, Mr. Wyman sold his share of the firm to his partners to become an independent management consultant to several chief executives in the financial services and technology sectors.

A member of the Board of Advisors of The Sprout Group, a venture capital fund associated with CS First Boston, Mr. Wyman is also on the Board of Advisors of Legend Capital, a leveraged buyout fund associated with Castle Harlan Investments, and a Special Advisor to General Atlantic Partners, a large private equity firm investing in technology driven businesses.

Mr. Wyman is a trustee of the Dartmouth Hitchcock Medical Center, the Marty Hitchcock Hospital, and the Hitchcock Clinic, a large teaching medical complex associated with Dartmouth College.

Speaking of Mr. Wyman's appointment, Lawrence Saper, Chairman and CEO of Datascope said, "Bill brings a wealth of business experience to Datascope. We could not be more pleased to have someone of Bill's caliber on our Board as an independent director".

Datascope Corp. is a diversified medical device company that manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.